Exhibit 10.4

July 30, 2020

Raymond Li

[Address]

Dear Raymond,

Interlink Electronics, Inc. is pleased to extend you this offer of employment for the position of Chief Financial Officer of Interlink Electronics, Inc. (“Company” or “Interlink”), effective as of your start date of June 1, 2020. You understand that you shall be an “at will” employee and that you have not been offered employment for any specified term.

You acknowledge and agree that you are also acting as the chief financial officer of the BKF Capital Group, Inc., the controlling stockholder of Interlink, and Qualstar Corporation, another company controlled by BKF Capital Group (BKF Capital Group, Interlink and Qualstar Corporation are referred to herein as the “BKF Group Companies”), and that you have entered or will enter into a separate employment agreement with BKF Capital Group and Qualstar Corporation in respect of such services.

Should you accept our offer, your starting annual base salary will be $106,875, which represents 47.5% of the total annual base salary of $225,000 that you will paid for services to all BKF Group Companies. Your salary, less all customary deductions, shall be paid on a bi-weekly basis.

1.	Your title at the Company will be Chief Financial Officer.
2.	Your primary responsibilities will be consistent with that of a chief financial officer of a similarly situated company.
3.	Your position will report to Steven N. Bronson, CEO and/or his designee.
4.	You will split your time from your home and our current corporate headquarters, located in Irvine, CA.
5.	Your annual paid time off will be 7.125 days per year, accrued monthly, which represents 47.5% of the 15 days per year of paid time off you will receive for services to all BKF Group Companies.
6.	Your position with Interlink is part-time, as you will be dividing your time among all BKF Group Companies. You are expected to spend an average of 19 hours per week on Interlink.
7.

On the first day of the month following the month your employment commences, you will be eligible for certain benefits available to employees of the Company. Those benefits include (without duplication among BKF Group Companies):

a.	Medical Benefits: BlueShield of California HMO or PPO Plan Options
b.	Dental: Guardian DHMO or PPO Options
c.	Vision: Guardian Vision VSP Network Signature Plan
d.	Life and AD&D: Sun Life Financial
e.

The Company pays 100% for the US employee’s basic health, vision, and dental. The Company also pays 50% of the amounts related to family coverage (eligible spouse and children). The Company’s contribution to these benefits (health, vision, and dental) is capped.

Our offer to you is contingent upon execution of our Proprietary Information and Non- Disclosure Agreement and all other required tax and employment forms.

Interlink Electronics, Inc.

1 Jenner, Suite 200  ●  Irvine, California 92618

Phone +1(805)484-8855 ● Fax +1(805)484-9457

If you agree to the above terms, please sign and return this letter to the undersigned as well as the information requested above. By signing this offer letter, you represent that you have no restrictions from a previous employer that would prohibit you from accepting a position with Interlink Electronics, Inc. We look forward to hearing from you in the near future and having you join us. In the meantime, if you have any questions about this offer or Interlink Electronics, Inc., please feel free to contact the undersigned at your earliest convenience.

Sincerely, /s/ Steven N. Bronson Steven N. Bronson, CEO

Agreed to and Accepted by

/s/ Raymond Li

Raymond Li

Revision: 1.0	© Interlink Electronics	Page 2 of 2
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